SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 2

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  AVIGEN, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    053690103
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 2 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  152,913
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  152,913
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  152,913
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.5%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 3 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  290,142
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  290,142
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  290,142
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  1.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 4 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  22,897
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  22,897
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  22,897
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 5 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  481,032
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  481,032
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  481,032
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  1.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 6 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  11,271
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  11,271
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  11,271
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 7 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  805,316
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  805,316
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  805,316
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  2.7%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 8 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  887,859
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  887,859
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  887,859
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  3.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 9 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  152,913
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  152,913
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  152,913
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.5%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 10 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  290,142
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  290,142
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  290,142
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  1.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IA
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 11 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  492,303
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  492,303
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  492,303
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  1.7%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 12 OF 42

-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Group LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  805,316
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  805,316
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  805,316
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  2.7%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 13 OF 42

-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Management Partners LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  887,859
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  887,859
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  887,859
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  3.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 14 OF 42

-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  887,859
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  887,859
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  887,859
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  3.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------]

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 15 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 16 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 17 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 18 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 19 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 20 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 21 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 22 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 23 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 24 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,651,430
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,651,430
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,651,430
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  9.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 25 OF 42


ITEM 1(a).   NAME OF ISSUER:

             Avigen, Inc. (the "Company")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1301 Harbor Bay Parkway
             Alameda, CA 94502

ITEM 2(a).   NAME OF PERSON FILING:

     This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

             (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

             (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

             (iii)  M. H. Davidson & Co., a New York limited partnership
                    ("CO");

             (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

             (v)    Serena Limited, a Cayman Islands corporation ("Serena");

             (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

             (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

             (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

             (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

             (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

             (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

             (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 26 OF 42


             (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

             (xiv)  Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen
                    M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).   CITIZENSHIP:

             (i)     DKP - a New York limited partnership

             (ii)    DKIP - a Delaware limited partnership

             (iii)   CO - a New York limited partnership

             (iv)    DKIL - a British Virgin Islands corporation

             (v)     Serena - a Cayman Islands corporation

             (vi)    DKHF - a Delaware limited partnership

             (vii)   DKHI - a Cayman Islands corporation

             (viii)  MHD - a New York limited partnership

             (ix)    DKAI - a New York corporation

             (x)     DKIA - a Delaware limited liability company

             (xi)    DKG - a Delaware limited liability company

             (xii)   DKMP - a Delaware limited partnership

             (xiii)  DKS - a Delaware limited liability company

             (xiv)   Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 27 OF 42


             (xv)    Marvin H. Davidson - United States

             (xvi)   Stephen M. Dowicz - United States

             (xvii)  Scott E. Davidson -United States

             (xviii) Michael J. Leffell - United States

             (xix)   Timothy I. Levart - United Kingdom & United States

             (xx)    Robert J. Brivio, Jr. - United States

             (xxi)   Eric P. Epstein - United States

             (xxii)  Anthony A. Yoseloff - United States

             (xxiii) Avram Z. Friedman - United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

     COMMON STOCK, $0.001 PAR VALUE

ITEM 2(e).   CUSIP NUMBER:

     053690103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ]  Broker or dealer registered under Section 15 of the Act;

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

            (d) [ ] Investment Company registered under Section 8c of the Investment Company Act of 1940;

            (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                     13d-1(b)(1)(ii)(E);

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 28 OF 42


            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

     The Principals may be deemed to beneficially own an aggregate of 2,651,430 Shares as a result of their voting and dispositive power over the 2,651,430 Shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

     DKIA may be deemed to beneficially own the 481,032 Shares beneficially owned by DKIL and the 11,271 Shares beneficially owned by Serena as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 290,142 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 152,913 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares. DKG may be deemed to beneficially own the 805,316 Shares beneficially owned by DKHF as a result of its voting and dispositive power over those Shares. DKMP and DKS may be deemed to beneficially own the 887,859 Shares beneficially owned by DKHI as a result of their voting and dispositive power over those Shares.

    A. DKP

       (a) Amount beneficially owned: 152,913

       (b) Percent of class: 0.5%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 152,913

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 152,913

    B. DKIP

       (a) Amount beneficially owned: 290,142

       (b) Percent of class: 1.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 290,142

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 29 OF 42


           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 290,142

    C. CO

       (a) Amount beneficially owned: 22,897

       (b) Percent of class: 0.1%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 22,897

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 22,897

    D. DKIL

       (a) Amount beneficially owned: 481,032

       (b) Percent of class: 1.6%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 481,032

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 481,032

    E. Serena

       (a) Amount beneficially owned: 11,271

       (b) Percent of class: 0.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 11,271

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 11,271

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 30 OF 42


    F. DKHF

       (a) Amount beneficially owned: 805,316

       (b) Percent of class: 2.7%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 805,316

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 805,316

    G. DKHI

       (a) Amount beneficially owned: 887,859

       (b) Percent of class: 3.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 887,859

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 887,859

    H. MHD

       (a) Amount beneficially owned: 152,913

       (b) Percent of class: 0.5%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 152,913

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 152,913

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 31 OF 42


    I. DKAI

       (a) Amount beneficially owned: 290,142

       (b) Percent of class: 1.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 290,142

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 290,142

    J. DKIA

       (a) Amount beneficially owned: 492,303

       (b) Percent of class: 1.7%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 492,303

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 492,303

    K. DKG

       (a) Amount beneficially owned: 805,316

       (b) Percent of class: 2.7%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 805,316

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 805,316

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 32 OF 42


    L. DKMP

       (a) Amount beneficially owned: 887,859

       (b) Percent of class: 3.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 887,859

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 887,859

    M. DKS

       (a) Amount beneficially owned: 887,859

       (b) Percent of class: 3.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 887,859

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 887,859

    N. Thomas L. Kempner, Jr.

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 33 OF 42


    O. Marvin H. Davidson

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

    P. Stephen M. Dowicz

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

    Q. Scott E. Davidson

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 34 OF 42


    R. Michael J. Leffell

       (a) Amount beneficially owned. 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

    S. Timothy I. Levart

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

    T. Robert J. Brivio, Jr.

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 35 OF 42


    U. Eric P. Epstein

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

    V. Anthony A. Yoseloff

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

    W. Avram Z. Friedman

       (a) Amount beneficially owned: 2,651,430

       (b) Percent of class: 9.0%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 2,651,430

           (iii) sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 2,651,430

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 36 OF 42


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a Registered Investment Adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 37 OF 42


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008              DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                         its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 38 OF 42


                                       DAVIDSON KEMPNER HEALTHCARE FUND LP
                                       By:  DK Group LLC
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE
                                       INTERNATIONAL LTD.
                                       By:  DK Management Partners LP
                                       its Investment Manager
                                       By:  DK Stillwater GP LLC,
                                       its general partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK GROUP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 39 OF 42


                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC,
                                       its general partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Thomas L. Kempner, Jr.

                                       /s/ Marvin H. Davidson
                                       ---------------------------------
                                       Marvin H. Davidson

                                       /s/ Stephen M. Dowicz
                                       ---------------------------------
                                       Stephen M. Dowicz

                                       /s/ Scott E. Davidson
                                       ---------------------------------
                                       Scott E. Davidson

                                       /s/ Michael J. Leffell
                                       ---------------------------------
                                       Michael J. Leffell

                                       /s/ Timothy I. Levart
                                       ---------------------------------
                                       Timothy I. Levart

                                       /s/ Robert J. Brivio, Jr.
                                       ---------------------------------
                                       Robert J. Brivio, Jr.

                                       /s/ Eric P. Epstein
                                       ---------------------------------
                                       Eric P. Epstein

                                       /s/ Anthony A. Yoseloff
                                       ---------------------------------
                                       Anthony A. Yoseloff

                                       /s/ Avram Z. Friedman
                                       ---------------------------------
                                       Avram Z. Friedman

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 40 OF 42


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008              DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                         its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                       M.H. DAVIDSON & CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 41 OF 42


                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE FUND LP
                                       By:  DK Group LLC
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE
                                       INTERNATIONAL LTD.
                                       By:  DK Management Partners LP
                                       its Investment Manager
                                       By:  DK Stillwater GP LLC,
                                       its general partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 053690103                                              PAGE 42 OF 42


                                       DK GROUP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC,
                                       its general partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /s/ Thomas L. Kempner, Jr.
                                       ---------------------------------
                                       Thomas L. Kempner, Jr.

                                       /s/ Marvin H. Davidson
                                       ---------------------------------
                                       Marvin H. Davidson

                                       /s/ Stephen M. Dowicz
                                       ---------------------------------
                                       Stephen M. Dowicz

                                       /s/ Scott E. Davidson
                                       ---------------------------------
                                       Scott E. Davidson

                                       /s/ Michael J. Leffell
                                       ---------------------------------
                                       Michael J. Leffell

                                       /s/ Timothy I. Levart
                                       ---------------------------------
                                       Timothy I. Levart

                                       /s/ ROBERT J. BRIVIO, JR.
                                       ---------------------------------
                                       Robert J. Brivio, Jr.

                                       /s/ Eric P. Epstein
                                       ---------------------------------
                                       Eric P. Epstein

                                       /s/ Anthony A. Yoseloff
                                       ---------------------------------
                                       Anthony A. Yoseloff

                                       /s/ AVRAM Z. FRIEDMAN
                                       ---------------------------------
                                       Avram Z. Friedman